Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Third Quarter Financial Results for 2005

Company completes stock purchase program;
Board authorizes the purchase of up to an additional 2.5 million shares.

Vernon Hills, IL, November 1, 2005–Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that third quarter net sales were $175,636,000, an increase of 2.6% over the $171,176,000 recorded for the same period in 2004. Net income for the three months ended October 1, 2005, totaled $29,440,000, or $0.41 per diluted share, compared with $31,319,000, or $0.43 per diluted share, for 2004.

“Zebra delivered results in line with expectations that reflect the ongoing weakness in sales to North American retail accounts,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Within this environment, we have taken the opportunity to maintain our programs to extend industry leadership to deliver real value to our customers. These programs are building stronger channel relationships, extending global reach, and positioning Zebra to benefit from the adoption of specialty printing solutions in emerging markets including RFID and health care. We have great confidence in Zebra’s future, and remain optimistic about Zebra’s prospects for growth and ability to build greater stockholder value.”

Discussion and Analysis

For the third quarter of 2005:

•                  The trend of slower mobile printer sales primarily to major retail customers in North America continued from the first half of this year. By contrast, sales benefited from ongoing high sales growth in the company’s Asia Pacific and Latin America regions as a result of the successful placement of Zebra sales representatives, sales engineers, and other support personnel in those territories to expand and strengthen customer relationships. In addition, sales reflect higher supplies shipments in North America from operational improvements, more effective sales strategies and the acquisition of label converting capacity on the West Coast that was completed in February 2005.

•                  Gross profit margin of 49.9% versus 50.9% was affected by less efficient overhead absorption, increased distribution costs, and higher warranty expense.

•                  Higher legal fees, personnel-related costs to support growth initiatives, and project expenses for product development contributed to a 13.0% increase in quarterly operating expense.

•                  The income tax rate of 32.9%, compared with 34.7% for the third quarter of 2004, benefited from an $800,000 reduction in tax reserves following the resolution of tax audits.

Year-to-date net sales were $522,977,000, up 7.1% from $488,180,000 for the first nine months of 2004. Corresponding net income was $83,309,000, or $1.15 per diluted share, for 2005, compared with $88,682,000, or $1.22 per diluted share, for 2004.

At October 1, 2005, Zebra had $529,723,000 in cash, investments and marketable securities, and no long-term debt. Inventories totaled $63,684,000. Accounts receivable were $98,298,000.

Stock Buyback Program Update

The company said that it completed the purchase of shares of Zebra common stock that was authorized by the board of directors earlier this year. During the quarter, the company bought approximately 1.8 million shares of Zebra common stock, or approximately 2.5% of total shares outstanding. In addition, Zebra’s board of directors authorized the purchase of up to an additional 2.5 million shares of Zebra common stock. These purchases would be made from time to time, in the open market or in private transactions.

Fourth Quarter Outlook

Zebra also announced its financial forecast for the fourth quarter of 2005. Net sales are expected within a range of $170,000,000 and $180,000,000. Earnings are expected within a range of $0.36 and $0.41 per diluted share. These estimates do not take into consideration acquisitions, dispositions or other significant corporate events or reorganizations that may occur in the fourth quarter.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the fourth quarter of 2005 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. We may elect to update forward-looking statements but expressly disclaim any obligation to do so, even if our estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these risks include the timing of product introductions and the market’s acceptance of those and current products, the success of competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. In addition, the pace and success of the company’s geographic expansion activities, as well as the effectiveness of its current and future sales and marketing initiatives to capture emerging business and established business opportunities could also have an effect on the accuracy of Zebra’s estimates and forward-looking statements. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2004, and Form 10-Q reports.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than four million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the third quarter of 2005. The conference call will be held at 11:00 AM Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	October 1,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,449	$17,983
Investments and marketable securities	511,274	540,010
Accounts receivable, net	98,298	96,881
Inventories, net	63,684	59,255
Deferred income taxes	8,843	6,625
Prepaid expenses	5,172	3,884
Total current assets	705,720	724,638

Property and equipment at cost, less accumulated depreciation and amortization	47,523	46,283
Goodwill	69,097	61,793
Other intangibles, net	19,801	6,517
Other assets	40,160	22,991
Total assets	$882,301	$862,222

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,117	$24,130
Accrued liabilities	27,871	29,248
Current portion of obligation under capital lease	56	54
Income taxes payable	2,269	6,144
Total current liabilities	54,313	59,576
Obligation under capital lease, less current portion	75	117
Deferred income taxes	1,727	417
Deferred rent	571	564
Other long-term liabilities	5,145	3,894
Total liabilities	61,831	64,568

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	722	718
Additional paid-in capital	94,003	84,180
Treasury stock	(68,164)	—
Retained earnings	789,798	706,489
Accumulated other comprehensive income	4,111	6,267
Total stockholders’ equity	820,470	797,654
Total liabilities and stockholders’ equity	$882,301	$862,222

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine months Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Net sales	$175,636	$171,176	$522,977	$488,180
Cost of sales	87,959	84,030	258,587	235,916
Gross profit	87,677	87,146	264,390	252,264

Operating expenses:
Selling and marketing	20,800	19,217	64,421	54,447
Research and development	11,501	9,596	34,222	27,725
General and administrative	14,489	11,917	46,246	37,242
Amortization of intangible assets	509	647	1,543	1,921
Acquired in-process technology	—	—	—	22
Exit costs	283	715	1,941	1,953
Total operating expenses	47,582	42,092	148,373	123,310

Operating income	40,095	45,054	116,017	128,954

Other income (expense):
Investment income	3,254	2,515	9,603	7,678
Interest expense	(41)	(7)	(71)	(39)
Foreign exchange gain	334	737	1,199	493
Other, net	251	(339)	(296)	(1,175)
Total other income	3,798	2,906	10,435	6,957

Income before income taxes	43,893	47,960	126,452	135,911
Income taxes	14,453	16,641	43,143	47,229
Net income	$29,440	$31,319	$83,309	$88,682

Basic earnings per share	$0.41	$0.44	$1.16	$1.24
Diluted earnings per share	$0.41	$0.43	$1.15	$1.22

Basic weighted average shares outstanding	71,263	71,696	71,653	71,489
Diluted weighted average and equivalent shares outstanding	71,822	72,673	72,347	72,485

Note: Share and per-share figures for 2004 were adjusted for a three-for-two stock split paid in the form of a 50% stock dividend on August 25, 2004.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine months Ended
	October 1,	October 2,
	2005	2004
Cash flows from operating activities:
Net income	$83,309	$88,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,559	9,030
Tax benefit from exercise of stock options	2,832	6,346
Acquired in-process technology	—	22
Deferred income taxes	(983)	(505)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(5,441)	(13,272)
Inventories	(5,548)	(11,472)
Other assets	(7,317)	(4,065)
Accounts payable	136	5,705
Accrued liabilities	(775)	(1,028)
Income taxes payable	(3,486)	2,697
Other operating activities	1,560	542
Net cash provided by operating activities	73,846	82,682

Cash flows from investing activities:
Purchases of property and equipment	(9,236)	(10,298)
Acquisition of assets of Retail Systems International, Inc.	(7,657)	—
Acquisition of intangible assets	(13,754)	—
Purchases of investments and marketable securities	(805,368)	(1,082,568)
Maturities of investments and marketable securities	520,470	728,872
Sales of investments and marketable securities	303,606	264,479
Net cash used in investing activities	(11,939)	(99,515)

Cash flows from financing activities:
Purchase of treasury shares	(70,421)	—
Proceeds from exercise of stock options and stock purchase plan purchases	9,252	13,660
Payments for obligation under capital lease	(40)	(419)
Other financing activities	—	(238)
Net cash provided by (used in) financing activities	(61,209)	13,003

Effect of exchange rate changes on cash	(232)	(167)

Net increase (decrease) in cash and cash equivalents	466	(3,997)
Cash and cash equivalents at beginning of period	17,983	14,266
Cash and cash equivalents at end of period	$18,449	$10,269

Supplemental disclosures of cash flow information:
Interest paid	$71	$39
Income taxes paid	46,191	39,515

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	October 1,	October 2,	Percent	Percent of
Product Category	2005	2004	Change	Total Sales
Hardware	$133,488	$135,383	(1.4)	76.0
Supplies	32,563	29,007	12.3	18.5
Service and software	6,309	5,431	16.2	3.6
Shipping and handling	1,863	1,286	44.9	1.1
Cash flow hedging activities	1,413	69	NM	0.8
Total sales	$175,636	$171,176	2.6	100.0

Sales by Geographic Region

	Three Months Ended
	October 1,	October 2,	Percent	Percent of
Geographic Region	2005	2004	Change	Total Sales
Europe, Middle East and Africa	$51,571	$48,553	6.2	29.4
Latin America	10,932	9,631	13.5	6.2
Asia-Pacific	18,983	13,578	39.8	10.8
Total International	81,486	71,762	13.6	46.4
North America	94,150	99,414	(5.3)	53.6
Total sales	$175,636	$171,176	2.6	100.0

Sales by Product Category

	Nine Months Ended
	October 1,	October 2,	Percent	Percent of
Product Category	2005	2004	Change	Total Sales
Hardware	$402,874	$381,027	5.7	77.1
Supplies	95,603	85,975	11.2	18.3
Service and software	19,015	18,233	4.3	3.6
Shipping and handling	4,743	3,506	35.3	0.9
Cash flow hedging activities	742	(561)	NM	0.1
Total sales	$522,977	$488,180	7.1	100.0

Sales by Geographic Region

	Nine Months Ended
	October 1,	October 2,	Percent	Percent of
Geographic Region	2005	2004	Change	Total Sales
Europe, Middle East and Africa	$170,422	$154,161	10.5	32.6
Latin America	33,956	27,522	23.4	6.5
Asia-Pacific	47,107	37,767	24.7	9.0
Total International	251,485	219,450	14.6	48.1
North America	271,492	268,730	1.0	51.9
Total sales	$522,977	$488,180	7.1	100.0